Exhibit 5.1 - Opinion re legality of the common stock being registered

                                GUZOV OFSINK, LLC
                               600 Madison Avenue
                            New York, New York 10022

                                                                November 1, 2005

Board of Directors

                     Re: Registration Statement on Form SB-2

Gentlemen:

      We have acted as counsel to Deli Solar (USA), Inc., a Nevada corporation (the "Company"), in connection with the filing of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 3,952,025 shares of the Company's $.001 par value per share common stock (the "Common Stock") for resale (the "Shares").

      In our capacity as counsel, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, in connection with the registration of the foregoing securities, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby, including, but not limited to, certain agreements relating to the authorization, issuance, registration and sale of such securities and copies of resolutions of the Company's Board of Directors authorizing the issuance of such securities and their registration pursuant to the Registration Statement.

      In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact, statements and certificates of officers and representatives of the Company.

      Based upon the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

      Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. The foregoing opinions relate only to matters of the internal law of the State of Nevada without reference to conflict of laws and to matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction. We assume no obligation to supplement this opinion if, after the date hereof, any applicable laws change, or we become aware of any facts that might change our opinions, as expressed herein.

      The opinion expressed herein may be relied upon by the Company in connection with the registration of the Shares, as contemplated by, and in conformity with, the Registration Statement. With the exception of the foregoing, the opinion expressed herein may not be relied upon by any other person without our prior written consent.

      We express no opinion as to compliance with the securities or "blue sky" laws of any state or country in which the Shares are proposed to be offered and sold.

                                            Very truly yours,

                                            /s/ Guzov Ofsink, LLC
                                            ---------------------
                                            Guzov Ofsink, LLC

                                 KUHNS BROTHERS

                                 The Farm House
                               558 Lime Rock Road
                          Lime Rock, Connecticut 06039

Mr. Deli Du
Chairman & Chief Executive Officer
Deli Solar Holding Ltd.

                                                                 August 12, 2004

               AGREEMENT PROVIDING FOR INVESTMENT BANKING SERVICES
               ---------------------------------------------------

Dear Mr. Du:

      This letter agreement (the "Agreement") is written to set forth the understanding and agreement between Kuhns Brothers, Inc. and its related subsidiaries (altogether, "Kuhns Brothers") and Deli Solar Holding Ltd. and its related subsidiaries and joint venture affiliates (altogether, the "Company").

      The Company hereby engages Kuhns Brothers on an exclusive basis for the two year period commencing the date hereof to provide it with investment banking services, and Kuhns Brothers hereby accepts such engagement.

I. INVESTMENT BANKING SERVICES
------------------------------

1. Financial Advisory Services

      Kuhns Brothers, through its subsidiary Kuhns Bros. & Co., Inc. (the "Advisor") and its subsidiary Kuhns Brothers Securities Corporation (the "Placement Agent"), will assist the Company with its current investment banking requirements, including what is presently expected to be a transaction involving the merger of the Company in a reverse takeover with a public shell purchased by the Company and the simultaneous issuance of approximately $6-8 million of equity in the form of units including one share of common stock and one warrant (or things of equivalent value invested in it or its controlled subsidiaries or affiliates) from institutional and high-net-worth individual financial investors ("Financial Investors") or, at the option of the Company, strategic investors ("Strategic Investors"), to be provided over the period of this Agreement (altogether, the "Financing").

      With respect to Financial Investors, Kuhns Brothers will provide the following financial advisory and placement agency services relating to the
Financing:

      (i) provide advice regarding the financial structure of the Company or its subsidiaries or any projects or programs undertaken by any of the foregoing; (ii) assist in structuring the Financing with respect to what is usual and standard practice on terms and conditions equivalent for organizations in similar financings; (iii) assist in preparing and documenting the offering memorandum and related materials relating to the Financing; (iv) when the structuring of the Financing has reached an appropriate stage, assist in the process to obtain and execute such Financing; and (v) assist in obtaining and executing such Financing on the most favorable terms and conditions consistent with current market conditions and the nature of and risks inherent in the Company.

      With respect to Strategic Investors, Kuhns Brothers will provide the following services:

      (i) assist in the evaluation of a Strategic Investor from a financial point of view; (ii) provide advice and assistance with respect to the form and structure of the transaction involving the Strategic Investor; and, when the structuring of the strategic relationship has reached an appropriate stage, (iii) act as the Company's agent to assist the Company in locating and obtaining, on the most favorable terms and conditions, such Strategic Investors in the form of Company clients, customers or vendors, and assist the parties to enter into sales, vendor, licensing or related strategic agreements. (Such agreements with Strategic Investors, whether they result in a financial investment and or license arrangement, sales or vendor agreement or otherwise, shall also be considered Financing for purposes of this Agreement.)

      Kuhns Brothers shall not be required to undertake duties not reasonably within the scope of the financial advisory services in which it is generally engaged. In performance of its duties, Kuhns Brothers shall provide the Company with the benefits of its best judgment and efforts, but it is understood and acknowledged by the parties that the value of Kuhns Brothers' advice may not be measurable in a quantitative manner.

      The Company acknowledges that Kuhns Brothers and its affiliates are in the business of providing financial advisory services of all types contemplated by this Agreement to others. Nothing herein contained shall be construed to limit or restrict Kuhns Brothers or its affiliates in conducting such business with respect to others or rendering such advice to others.

      The Company recognizes and confirms that Kuhns Brothers, in acting pursuant to this Agreement, will be using information in reports and other information provided by third parties, including information provided by or on behalf of the Company. Kuhns Brothers does not assume responsibility for and may rely on, without independent verification, the accuracy and completeness of any such reports and information. The Company hereby warrants that any information relating to the Company that is furnished to Kuhns Brothers by or on behalf of the Company will be accurate and will not contain any material misstatements of fact or omissions. The Company agrees that any information or advice rendered by Kuhns Brothers or its representatives in connection with this Agreement is for confidential use of the Company's Board of Directors, management and employees, as well as attorneys, accountants and other agents of the Company on a need-to-know basis and, except as otherwise required by law, the Company will not, and will not permit any third party to, disclose or otherwise refer to such advice or information in any manner without Kuhns Brothers' prior written consent.

2. Merger and Acquisition Services

      Relating to its assistance with respect to the Financing, Kuhns Brothers shall provide the Company with services related to merger and acquisition transactions.

      For purposes of this Agreement, the term "merger and acquisition transaction" means: (i) any merger, consolidation, reorganization or other business combination including strategic partnerships or joint ventures pursuant to which the business or businesses of a third party, including projects, stand-alone assets or technologies, are combined with that of the Company in either a direct ownership, joint venture or strategic alliance fashion; (ii) the acquisition, directly or indirectly, by the Company of all or a substantial portion of the assets or equity of a third party by way of negotiated purchase or otherwise; or (iii) the acquisition, directly or indirectly, by a third party of all or a substantial portion of the assets or equity of the Company by way of negotiated purchase or otherwise (the "Transaction(s)").

      Kuhns Brothers' merger and acquisition services may include, but will not necessarily be limited to:

      (i) Assistance in the identification of businesses, organizations, assets or technologies that may constitute potential Transactions; (ii) assistance in the evaluation of such third parties from a financial point of view; (iii) assistance with respect to the form and structure of the Transaction; (iv) conducting discussions and negotiations regarding a Transaction; and (v) providing other related advice and assistance as the Company may reasonably request in connection with a Transaction.

      The Company acknowledges that Kuhns Brothers and its affiliates are in the business of providing merger and acquisition services (of all types contemplated by this agreement) to others. Nothing herein contained shall be construed to limit or restrict Kuhns Brothers or its affiliates in conducting such business with respect to others or in rendering such advice to others.

3. Strategic Planning Services

      Relating to its assistance with respect to the Financing, Kuhns Brothers shall provide the Company with strategic planning services. Kuhns Brothers strategic planning services shall include, but not be limited to, the following:

      (i) advice regarding the Company's business plan; (ii) advice regarding formation of the Company's corporate goals and their implementation; (iii) advice regarding corporate organization, personnel and the related selection of needed specialty skills; (iv) general corporate documentation preparation and assistance, including services relating to assisting the Company in preparation of its business plan and related materials, including regulatory and filing documentation; (v) assistance regarding preparation and organization of the Company's corporate paperwork; and
      (vi) assistance in negotiating with creditors and otherwise restructuring the Company's obligations.

II. COMPENSATION
----------------

      In consideration of rendering such services, the Company agrees to pay Kuhns Brothers on the following basis:

(i) for financial advisory services--

      (a) a signing fee of $30,000, payable upon the execution of this Agreement;

      (b) a documentation fee of $20,000, payable upon the completion of documentation associated with any Financing or Transaction; and

      (c) a purchase fee of $100,000, payable upon the successful purchase of the public shell, payable from the proceeds of the Financing; and

      (d) a financing fee, payable upon closing(s) of the Financing, equal to the following percentages of the total Financing value:

       ------------------------------------------ -----------------------
                  Corporate Financing                     Fee
       ------------------------------------------ -----------------------
       Public equity offering                     10.00%, plus warrants
       ------------------------------------------ -----------------------
       Exercise of Warrants or Subscription       9.00%
       Rights
       ------------------------------------------ -----------------------

      With respect to warrants provided as compensation as indicated in the tables above, the warrant "coverage", that is the percent of the dollar amount of securities issued for which Kuhns Brothers shall receive warrants to purchase the Company's equity securities, shall be 10%. For example, if the Company issues $1 million of securities, Kuhns Brothers shall receive warrants to buy $100,000 of common stock of the Company. Such warrants will have a strike price that is 110% of the price of the equity securities, or underlying equity securities, offered in the Financing, or 100% of the price of the Company's common stock as set by the most recent third party sale and shall be outstanding for a period of 10 years.

      In connection with our financial advisory services, you agree that if during the period Kuhns Brothers is retained by you or within 2 years thereafter a Financing is consummated with a third party, acting either as a Financial Investor or as a Strategic Investor, who was introduced directly or indirectly by Kuhns Brothers ("Introduced Investors"), or if the Company enters into a definitive agreement with Introduced Investors which at any time thereafter results in a Financing, you will pay Kuhns Brothers a financing fee equal to the fees indicated above with respect to such Financing. It is understood that for purposes of this Agreement, Kuhns Brothers shall be deemed to have introduced such Introduced Investors to the Company not only by physical introductions and meetings, but also by arranging or facilitating telephonic or correspondence meetings between the parties, whether or not Kuhns Brothers participated in such meetings, telephone calls or correspondence.

      Additionally, if during the period Kuhns Brothers is retained by you or within 2 years thereafter, a Financing is consummated with a third party not introduced to the Company by Kuhns Brothers, Kuhns Brothers will be paid a fee equal to 50% of its compensation due pursuant to the language above.

      Notwithstanding anything contained herein, Kuhns Brothers' fees payable in connection with a Financing shall be paid at the level of the compensation table above at any time as there is a closing of the Financing or Transaction, or tranche of the Financing or Transaction, or finalization of related documentation or purchase of a public shell (the "Closings"), and at the option of Kuhns Brothers, shall be paid in cash or in the securities of the Company being offered in the Financing.

      In the event that Kuhns Brothers is successful in raising the Financing, but the Company declines to accept the Financing, Kuhns Brothers will be paid a fee equal to 50% of its compensation due pursuant to the language above.

(ii) for merger and acquisition services--

      (a) a merger and acquisition fee equal to the "Lehman Formula" based on $5 million increments, that is, 5% of the first $5 million, 4% of the second $5 million, etc., of the consideration paid in the Transaction, or the Lehman Formula of the equity value of the organization being acquired, at the option of Kuhns Brothers.

      In the event that Kuhns Brothers is involved in both merger and acquisition services and financial advisory services with respect to a Transaction, Kuhns Brothers shall be paid for each service.

      For purpose of this Agreement, "consideration" means the aggregate value, whether in cash, securities, assumption (or purchase subject to) of debt or liabilities (including, without limitation, indebtedness for borrowed money, pension liabilities or guarantees) or other property, obligations or services, paid or payable directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with a Transaction, or the net present value of the estimated benefits to the Company of any joint venture, licensing or marketing agreement ("Consideration"). The value of Consideration shall be determined as follows:

      (a) the value of securities, liabilities, obligations, property and services shall be the fair market value as shall mutually be agreed upon at the date of the closing of the Transaction;

      (b) the value of indebtedness, including indebtedness assumed, shall be the face amount; and/or

      (c) the net present value of the estimated benefits to the Company of any joint venture, licensing or marketing agreement, as mutually determined by the parties. If the parties cannot come to such mutual determination, the net present value described above shall be determined by arbitration.

      If the Consideration payable in a Transaction includes contingent payments to be calculated by reference to uncertain future occurrences, such as future financial or business performance, then any fees of Kuhns Brothers relating to such Consideration shall be payable at the time of the receipt of such Consideration.

      The Company acknowledges that Kuhns Brothers and its affiliates are in the business of providing merger and acquisition services (of all types contemplated by this Agreement) to others. Nothing herein contained shall be construed to limit or restrict Kuhns Brothers or its affiliates in conducting such business with respect to others or in rendering such advice to others.

      The Company also acknowledges that Kuhns Brothers and its affiliates have or may have ownership interests in businesses, assets or technologies identified by them or others to the Company as potential Transactions. Nothing herein contained shall be construed to limit or restrict the ability of Kuhns Brothers or its affiliates to be compensated for its ownership interest in such a Transaction on a basis separate and apart from the compensation described herein.

      In connection with our merger and acquisition services, you agree that if during the period Kuhns Brothers is retained by you or within 2 years thereafter, a Transaction is consummated with a third party introduced by Kuhns Brothers or the Company enters into a definitive agreement with a third party introduced by Kuhns Brothers which at any time thereafter results in a Transaction ("Third Parties"), you will pay Kuhns Brothers a transaction fee equal to the Lehman Formula times the Consideration.

      It is understood that for purposes of this Agreement, Kuhns Brothers shall be deemed to have introduced such Third Parties to the Company not only by physical introductions and meetings, but also by arranging or facilitating telephonic or correspondence meetings between the parties, whether or not Kuhns Brothers participated in such meetings, telephone calls or correspondence.

      Additionally, if during the period Kuhns Brothers is retained by you or within 2 years thereafter, a Transaction is consummated with a third party not introduced to the Company by Kuhns Brothers, Kuhns will be paid a fee equal to 50% of its compensation due pursuant to the language above.

(iii) for strategic planning services--

      Upon execution of this Agreement:

      (a) a monthly retainer of $10,000 per month for the duration of this Agreement, payable on the first of the month.

(iv) for expenses--

      (a) the Company shall pay directly the reasonable expenses incurred by Kuhns Brothers in relation to the Financing, including expenses related to Kuhns Brothers' due diligence, and shall reimburse Kuhns Brothers for any expenses reasonably incurred by it related to the Financing, subject to such expenses being authorized in advance by the Company (including, without limitation, reasonable professional and reasonable legal fees and disbursements incurred by Kuhns Brothers in connection with its engagement hereunder with respect to services to be rendered by it, as well as any such fees or expenses reasonably incurred directly by personnel of Kuhns Brothers in connection with work on behalf of the Company).

      (b) In the event the Financing does not close due to a material misrepresentation by the Company that is discovered during the due diligence process, the Company will reimburse Kuhns Brothers for its out of pocket expenses, plus a breakage fee of $50,000.

III. RIGHT TO BOARD PARTICIPATION OR OBSERVER STATUS
----------------------------------------------------

      Kuhns Brothers has the right, in its sole discretion, to name a representative to the Company's board of directors during the time of this Agreement and for such period of time after the termination of this Agreement as any Financial or Strategic Investor introduced by Kuhns Brothers owns 5% or more of the Company's common stock. In its sole discretion, Kuhns Brothers may not exercise its board participation right, but shall instead choose to be named an Observer to the Company's board of directors. Observer status, if exercised, shall entitle Kuhns Brothers to be present at all board meetings, including physical and telephonic sessions, as well as to receive all information provided to the Company's board members for such meetings; Observer status shall not enable Kuhns Brothers to vote or otherwise participate at such board meetings.

IV. RIGHT TO SUB-CONTRACT OR SYNDICATE
--------------------------------------

      Kuhns Brothers has the right, in its sole discretion, to sub-contract any of its rights to provide services hereunder to qualified third parties in its sole discretion, so long as Kuhns Brothers remains the prime contractor of such services to the Company. Kuhns Brothers has the right to enter into any finder, inter dealer or syndication agreements with qualified parties with respect to placing and arranging the Financing.

V. ADDITIONAL INVESTMENT BANKING SERVICES
-----------------------------------------

      The Company agrees that Kuhns Brothers shall have the right, but not the obligation, which right is exercisable in Kuhns Brothers' sole discretion, to provide investment banking services to the Company on an exclusive basis in relation to the Company's financing for a period of 2 years from the date of the expiration of this Agreement and such additional period of time as may be necessary to complete any project or Transaction already commenced pursuant to the Company's written request or engagement of Kuhns Brothers prior to the expiration of such 2 year period. Such services may include underwriting and acting as a placement agent for the Company's securities on a lead-managed or co-managed basis and providing other financial advisory services. Such right shall terminate with respect to any transaction or service if the Company shall request Kuhns Brothers to lead such transaction or to provide such service and Kuhns Brothers shall fail to notify the Company within fifteen (15) days thereafter that Kuhns Brothers will accept the engagement. In the event that Kuhns Brothers agrees to provide such investment banking services, Kuhns Brothers shall be paid as described in paragraph II above. The remaining terms of such engagement shall be contained in specific engagement agreements relating to the specific transaction. Notwithstanding the above or any oral representations or assurances previously or subsequently made by the parties, this Agreement does not constitute a commitment by or obligation of Kuhns Brothers to act as underwriter or placement agent in connection with any future offering of the Company's corporate securities. Such a commitment on the part of Kuhns Brothers will exist only upon the execution of a final, written engagement agreement and then only in accordance with the terms and conditions thereof. In any event, Kuhns Brothers may determine in its sole discretion, for any reason (including, without limitation, the results of its due diligence investigation, a material change in the Company's financial condition; business or prospects, the lack of appropriate internal Kuhns Brothers committee approvals or then current market conditions) not to participate in such an offering of the Company's securities. In the event that Kuhns Brothers, with respect to any particular transaction, elects not to provide investment banking or financial advisory services to the Company, nothing contained herein shall be deemed to prevent the Company from utilizing the services of another investment banking firm for such transaction, but such retention of another investment banking firm shall be without prejudice to Kuhns Brothers' rights hereunder with respect to subsequent transactions.

      Upon the execution of a publicly traded equity or debt capital markets transaction lead or co-managed by Kuhns Brothers, Kuhns Brothers, in accordance with its customary practices, will provide market making and research services to investors in the securities of the Company (subject, however, to the Company's continuation or its engagement of Kuhns Brothers as a financial advisor and subject to its customary right not to make a market in such securities at any time or to suspend research coverage).

      For the purpose of this agreement, "cause" means the failure by Kuhns Brothers to perform in a material respect its obligations hereunder in accordance with the skill and diligence normally provided by recognized investment banking companies; provided, however, that the Company shall first give Kuhns Brothers reasonable prior written notice of the Company's intent to terminate the engagement (such notice to specify in reasonable detail the facts alleged to give rise to the Company's right to terminate for cause) and shall have provided Kuhns Brothers a reasonable opportunity to cure by performing such obligations (the reasonableness of such opportunity to be measured not only by Kuhns Brothers' ability to perform during such period but also by the adverse effect on the Company resulting from providing such additional period to enable Kuhns Brothers to perform).

VI. INDEMNIFICATION
-------------------

      The Company shall indemnify Kuhns Brothers and hold it harmless against any and all losses, claims, damages or liabilities to which Kuhns Brothers may become subject arising in any manner out of or in connection with the rendering of service by Kuhns Brothers hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities resulted from the gross negligence, bad faith and willful misconduct of Kuhns Brothers.

      The Company shall reimburse Kuhns Brothers promptly for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, or otherwise relating to, any lawsuits, investigations, claims or other proceedings arising in any manner out of or in connection with the rendering of services by Kuhns Brothers hereunder (including without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein); provided, however, that in the event of a final judicial determination is made to the effect specified above, Kuhns Brothers will remit to the Company any amounts reimbursed under such paragraph.

      The Company agrees that the indemnification and reimbursement commitments set forth in this paragraph shall apply if either the Company or Kuhns Brothers is a formal party to any such lawsuits, claims or other proceedings and that such commitments shall extend upon the terms set forth in this paragraph to any controlling person, affiliate, director, officer, employee, or agent of Kuhns Brothers (each, with Kuhns Brothers, an "Indemnified Person"). The Company further agrees that, without Kuhns Brothers' prior written consent, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or any other proceeding arising out of the transactions contemplated by this Agreement unless such settlement includes an implicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons.

      The Company further agrees that the Indemnified Persons are entitled to retain separate counsel of their choice in connection with any matters in respect of which Indemnification, reimbursement or contribution may be sought under this Agreement. Fees for counsel will be payable only if management and counsel to the Company have has been consulted and allowed to participate fully in the selection of reasonable and appropriate counsel to the Indemnified Person(s). Each Indemnified person shall give notice to the Company within thirty (30) days of the assertion against such Indemnified Person of any claim or the commencement of any action or proceeding relating to any foregoing, provided further that if the Indemnified person fails to notify the Company, then the Company shall be relieved of any liability that it may have to such Indemnified Person as to such claim hereunder.

      The Company and Kuhns Brothers agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is judicially determined to be unavailable for a reason other than the gross negligence, bad faith or willful misconduct of Kuhns Brothers, then whether or not Kuhns Brothers is the Indemnified Person, the Company and Kuhns Brothers shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and Kuhns Brothers on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company on the one hand, and Kuhns Brothers on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by Kuhns Brothers pursuant to this paragraph exceed the amount of the fees actually received by Kuhns Brothers hereunder.

VII. MISCELLANEOUS
------------------

      Except as contemplated by the terms hereof or subpoena issued by a court of competent jurisdiction, Kuhns Brothers shall keep confidential all non-public information provided to it by the Company, and shall not disclose such information to any third party, other than such of its employees and advisors as Kuhns Brothers determines to have a need to know.

      Except as required by applicable law, any advice to be provided by Kuhns Brothers under this Agreement shall not be disclosed publicly or made available to any third parties without the prior approval by Kuhns Brothers, and accordingly such advice shall not be relied upon by any person or entity other than the Company.

      The term of Kuhns Brothers' engagement hereunder shall extend from the date hereof until terminated as set forth below. Subject to the provisions of this Agreement that shall survive any termination or expiration of the understanding between the parties, either party may terminate Kuhns Brothers' engagement hereunder at any time by giving the other party at least 10 days written notice.

      The Company agrees that Kuhns Brothers has the right to place advertisements in financial and other newspapers and journals describing the Company's Financing and Kuhns Brothers' related services to the Company hereunder, provided that Kuhns Brothers will submit a copy of any such advertisements to the Company for its prior approval, which approval shall not be unreasonably withheld.

      Nothing in this Agreement, expressed or implied, is intended to confer or does it confer on any person or entity other than the parties hereto or their respective successors and assigns, and to the extent expressly set forth herein, the Indemnified Persons, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Kuhns Brothers hereunder.

      Neither the execution and delivery of this letter Agreement by the Company nor the consummation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both: (i) violate any provisions of the Certificate of Incorporation or By-laws of the Company; or (ii) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Company or require the payment, any pre-payment or other penalty with respect thereto.

      The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

      This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut. The Company and Kuhns Brothers hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Connecticut and of the United States District Courts located in Connecticut for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. The Company further agrees that service of any process, summons, notice or document by mail, return receipt requested, to the Company's address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against the Company in any such court. The Company and Kuhns Brothers hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of Connecticut or the United States District Courts located in the State of Connecticut, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by Kuhns Brothers hereunder is expressly and irrevocably waived.

      This agreement is subject to the approval of the board of directors of both companies.

      If the foregoing correctly sets forth the understanding and agreement between Kuhns Brothers and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date hereof.

                                                    Kuhns Brothers, Inc.

                                                    By:
                                                       ------------------------
                                                    Name: John D. Kuhns
                                                    Title: Chairman

         AGREED:

         By:
            --------------------------
         Name:
         Title:
         Jinpan International Limited

         Cc: Delphinian Quest Advisors
         Mr. Paul Chan
         paulchan@att.net

                                                                October 25, 2005

Deli Solar (USA), Inc.
68 An Li Road, C3 Sunshine Plaza, Suite 1303
Chao Yang District, Beijing, China 100101
Attn:  Deli Du, Chief Executive Officer

      Re: Deli Solar (USA), Inc. common stock and warrants

Dear Sirs:

      The undersigned, being the holder of common stock and warrants to purchase common stock of Deli Solar (USA), Inc., a Nevada Corporation (the "Company"), as of the date written above, for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, covenants and agrees as follows:

      1. From March 31, 2005 to March 31, 2006, the undersigned agrees not to sell the 45,503 shares of common stock of the company issued to the undersigned in connection with the reverse merger and private placement financing completed on March 31, 2005.

      2. From March 31, 2005 to March 31, 2006, the undersigned agrees not to sell the 32,143 shares of common stock issuable upon the exercise of the warrants held by the undersigned, which warrants were issued to the undersigned in connection with the reverse merger and private placement financing completed on March 31, 2005.

                                               Very truly yours,

                                               -------------------
                                               Name:
                                               Title:

Agreed to and Accepted:

DELI SOLAR (USA), INC.

By:
   ---------------------------------
    Deli Du, Chief Executive Officer

                          REGISTRATION RIGHTS AGREEMENT

AGREEMENT dated as of this ____ day of March, 2005 between the Company, known or to be known as Deli Solar (USA), Inc. and more fully defined in
Article I hereto, a Nevada corporation, and each of the Investors listed on Exhibit A. hereto

                                 WITNESSETH THAT

WHEREAS, the parties hereto have executed a Unit Purchase Agreement simultaneously herewith providing for the purchase by Investors and sale by the Company of units (the"Units") consisting of shares of the Company's Common Stock (par value $0.01 per share; the "Shares") and warrants to purchase eight (8) additional Shares for each ten (10) Shares purchased within the Units (the "Warrants");

WHEREAS, the Investors are "accredited investors" as that term is used in Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act", and are purchasing the Units with investment purposes and not with a view to sell other otherwise distribute the underlying securities to the public;

WHEREAS, the Investors have no arrangements in place, directly or indirectly through or with affiliates or otherwise, to sell or otherwise distribute the securities to third parties once the registration statement became effective

WHEREAS, several of the Investors are subject to regulations that require their securities investments be registered with the Securities Act in order to meet valuation and liquidity criteria; and they desire to registration of the securities not to facilitate an immediate distribution to the public, but (i) for valuation purposes and (ii) to protect against future contingencies where the securities must be sold to meet liquidity requirements; and

WHEREAS, pursuant to the terms of the Unit Purchase Agreement the parties have agreed to enter into this Registration Agreement;

NOW THEREFORE, it is agreed as follows:

ARTICLE I
REGISTRATION RIGHTS

Section 1.1 Registration. The Company shall upon execution of this Agreement use its best reasonable efforts to effect the registration of the Shares purchased pursuant to the Unit Purchase Agreement, and the Shares underlying the Warrants included within the Units, at the earliest possible date and. if possible, within 90 days, along with those share of the Company's common stock (par value $0.001 per share) requested to be registered pursuant to "piggy back rights" granted to third parties.

Section 1.2 General Registration Provisions. The Company will pay expenses associated with the registration of the Shares, including without limitation legal, accounting, printing and distribution fees and expenses except for registration fees associated with the Shares.

Section 1.3 Registration Procedures.

            (a) If and whenever the Company is required by the provisions of
Section 1.1 hereof to effect the registration of the Shares, the Company will as promptly as practicable:

                  (i) furnish to each Investor participating in the registration such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminarv prospectus and any summary prospectus) in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus. and such other documents, as such Investor may reasonably request to facilitate the disposition of the Shares owned by it;

                  (ii)use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions, if applicable, as shall be reasonably appropriate for distribution of the Shares: provided. however, that the Company shall not be required. solely in order to accomplish the foregoing, to qualify to do business as a foreign corporation in any jurisdiction where it would not otherwise be required to qualify, subject itself to taxation in any such jurisdiction or consent to general service of process in any such jurisdiction;

                  (iii) advise each Investor participating in such registration, promptly after it shall receive notice or obtain knowledge thereof. of the issuance of any stop order by the SEC or any state securities commission or agency suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and use its best efforts to prevent the issuance of any stop order to obtain its withdrawal if such stop order should be issued;

                  (iv) notify each Investor participating in such registration upon the Company's discovery that, or upon the happening of any event as a result of which any prospectus included in any registration statement which includes Shares, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at any such Investor's request prepare and furnish to such Investor a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein necessary to make the statements therein riot misleading in the light of the circumstances then existing;

                  (v) use its best efforts to cause all such Shares to be listed on each securities exchange or inter-dealer quotation system on which the common stock of the Company is then listed or will be listed provided that the applicable listing requirements are satisfied.

            (b) Each Investor included in such registration agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 1.3(a)(iv) it will forthwith discontinue the disposition of' Shares pursuant to the registration statement relating to such Shares until its receipt of a supplemented or amended prospectus from the Company and. if so directed by the Company, will deliver to the Company all copies, other than permanent file copies, then in such Investor's possession, of the prospectus relating to such Shares of Company at the time of receipt of such notice.

(c) Each Investor shall take such actions and furnish the Company with such information regarding itself and relating to the distribution of the Shares as the Company may from time to time reasonably request and as shall be required in connection with the registration and any qualification or compliance referred to in this Agreement.

ARTICLE II
INDEMNIFICATION

Section 2.1 Indemnification by the Company. In the event of any registration of Shares pursuant to Section 1.1 hereof, the Company agrees to indemnify and hold harmless the seller of the Shares and its directors and officers (each, an "Indemnified Person") from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and costs of investigation) to which such Indemnified Person becomes subject under the Securities Act or otherwise, insofar as such losses, claims. Damages,. liabilities or expenses arise out of or based upon (i) any untrue statement or alleged untrue statement of material fact contained in any registration statement under which such securities were registered or qualified under the Securities Act or otherwise, any preliminary prospectus. final prospectus or summary prospectus included therein, or any amendment or supplement thereto, or
(ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that the Company shall not be liable to such Indemnified Person in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement made in reliance upon and in conformity with information furnished to the Company by such seller of Shares.

Section 2.2 Indemnificadtion by the Investor. Each of the Investors agrees to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 1.1), the Company and its directors and officers and each other person, if any, who controls the Company within the meaning of the Securities Act arising out of or based upon (1) any untrue statement or alleged untrue statement of material fact contained in any registration statement under which such securities were registered or qualified under the Securities Act, or otherwise, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made solely in reliance upon and in conformity with information furnished to the Company by such Investor for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement.

Section 2.3 Defense of Glaim. If any action or proceeding (including any governmental investigation) shall be brought or directed against any party hereto (or its officers, directors or agents), the party against whom indemnification is sought shall be permitted to (or. if requested. shall) assume the defense of such claim, including the employment of counsel and the payment of all expenses, unless a conflict of interest may exist with respect to such claim or differing or additional defenses may be available to the other party. If defense of a claim is assumed by an indemnifying party, the indemnified party shall not be liable for any settlement of such action or proceedings effected without their prior written consent. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified party of release from all liability in respect to such claim or litigation. Any party entitled to indemnification hereunder agrees to give prompt written notice to the other party of any written notice of the commencement of any action, suit, proceedings or investigation or threat thereof for which such party may claim indemnification or contribution pursuant to this
Agreement: provided. however. that failure to give such notice shall not limit any party's right to indemnification or contribution hereunder. Notwithstanding the foregoing, an indemnified party hereunder shall always have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party.

Section 2.4 Contribution. If the indemnification provided for in Sections 2.1 or
2.2 hereof is unavailable to a party that would have been an indemnified party under any such Subsections in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each party that would have been an indemnifying party thereunder shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such indemnifying party on the one hand and such indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this Section 2.4 shall include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                                   ARTICLE III
                                  MISCELLANEOUS

Section 3.1 Fees and Expenses. Except as herein otherwise expressly provided, all Costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

Section 3.2 Amendment and Modification. This Agreement may be amended, modified and supplemented itt any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 2.3 Notices.. All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Investors to: See Investor signature page below.

If to the Company:

                  Deli Solar (USA), Inc.
                  c/o Kuhns Bros. & Co., Inc. , Financial Advisor
                  558 Lime Rock Road
                  Lime Rock, Connecticut 06039
                  Tel. 860 435 7000 Fax: 860 435 6540
                   with a copy to:

                   James M. Rae, Esq.
                   Stairs Dillenbeck Finley & Rendon
                   330 Madison Avenue, 29th Fl.
                   New York, NY 10017
                   Telephone: (212) 697-2700
                   Telecopy:(212) 687 3523

IN WITNESS WHEREOF the parties hereto have cause these presents to executed on their behalf this __ day March __, 2005.

Deli Solar (USA), Inc.

By ________________________         By ___________________________
   Deli Du           Pres.                                    Sec.

Investors: